Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners, LP Closes Mineral and Royalty Acquisition from Springbok

FORT WORTH, Texas, April 20, 2020 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell”) today announced that it has closed the previously announced purchase of the mineral and royalty interests held by Dallas-based Springbok Energy Partners, LLC (“SEP I”) and Springbok Energy Partners II, LLC (“SEP II” and, together with SEP I, “Springbok”) for a purchase price of approximately $123.1 million (the “Acquisition”) funded by a combination of approximately $95 million in cash and approximately 2.2 million common units of Kimbell and approximately 2.5 million common units of Kimbell Royalty Operating, LLC. Kimbell is entitled to the cash flow from production attributable to the Acquisition beginning on and after October 1, 2019. Revenues and certain other operating statistics under generally accepted accounting principles (“GAAP”) will be recorded for the Acquisition beginning on the closing date of April 17, 2020. As of March 31, 2020, the acreage acquired in the Acquisition had over 90 operators on 2,160 net royalty acres across core areas of the Delaware Basin, DJ Basin, Haynesville, STACK, Eagle Ford and other leading basins. In addition, for Q1 2020, Kimbell estimates that the Springbok assets produced 2,586 Boe/d (56% natural gas, 34% oil and 10% NGLs) (6:1), an organic production growth increase of 2% from October 1, 2019.

“Our thoughts and prayers go out to those affected by the COVID-19 crisis. We will continue to do what we can to support the recovery of our community from this crisis. We are especially grateful for all of the hard work being performed by first responders and healthcare workers. They are truly an inspiration to us all,” commented Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner.

“The company entered this crisis in a strong position with significant momentum and we believe that this is an excellent strategic acquisition with highly complementary acreage that we expect will add significant cash flow and the opportunity for growth. These assets complement our broad and diversified mineral and royalty portfolio and we are excited to significantly increase our position in the Delaware Basin, which has one of the lowest break-even costs across any basin in the U.S. Specifically, in the Delaware Basin, we believe we have acquired the right balance of existing producing wells and future drilling locations as well as high quality operators. We believe that Kimbell offers a unique investment opportunity with growth opportunities and a robust distribution yield, which we expect to be substantially tax-free through 2023 and instead to be considered a return of capital to the extent of a unitholder’s basis in its common units. We remain focused on executing our business plan and creating long-term value for our unitholders,” concluded Robert Ravnaas.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to the benefits of the Acquisition, Kimbell’s future operating and production results and prospects for growth, the tax treatment of Kimbell's distributions and the recent COVID-19 outbreak. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of the Acquisition are not realized, risks relating to Kimbell’s integration of the Acquisition assets and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks related to the impact of COVID-19 on the global economy and Kimbell’s business, risks relating to the impairment of oil and natural gas properties, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Acquisition, risks relating to tax matters, and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Kimbell Royalty Partners, LP – News Release

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 96,000 gross producing wells with over 40,000 wells in the Permian Basin. To learn more, visit kimbellrp.com.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600